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                                                                      Exhibit 99



NEWS                                                             [MET-COIL LOGO]


5486 Sixth Street SW    Cedar Rapids, Iowa 52404 USA     Telephone  319/363-6566

FOR RELEASE: Immediate                            CONTACT:   Joseph H. Ceryanec
                                                             (319) 363-6566




                      MET-COIL ANNOUNCES COMPLETION OF A
                           PREFERRED STOCK OFFERING



     CEDAR RAPIDS, IOWA -- February 28, 1995 -- Met-Coil Systems Corporation (NASDAQ- Mets); a supplier of advanced sheet metal and glass processing technologies for the global market, announced the Company completed a $2 million private placement of convertible preferred stock with various investors at a $10 per share price with a 6% dividend. The preferred stock is convertible into three shares of common per preferred share, and if not converted is redeemable on or after December 31, 1998 by either the Company or the holder for $13 per share.

     Berthel Fisher & Company Financial Services, Inc. of Cedar Rapids was managing dealer of the private placement of the Preferred Stock shares with a significant participation from Smith Barney in Davenport, Iowa.

     Met-Coil is headquartered in Cedar Rapids, Iowa. Its operating units and affiliates include Iowa Precision Industries also in Cedar Rapids; The Lockformer Company in Lisle, Illinois; Rowe Machinery and Automation, Inc. in Dallas, Texas; Met-Coil Ltd., Ayase, Japan; Lockformer Europe in Copenhagen, Denmark and Met-Coil Europe in Frankfurt, Germany.